Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNews

For Immediate Release:
February 8, 2009

News Media & Financial Analyst Contact:
Alan Bedner, EVP
Chief Financial Officer
(908) 713-4308

Unity Bank Appoints Ray Kenwell as Chief Lending Officer

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today the appointment of Mr. Ray Kenwell, a 37-year banking veteran as Executive Vice President and Chief Lending Officer.  In this role Mr. Kenwell will now assume responsibility for both Commercial and SBA lending.

“We are pleased Ray is joining Unity. He has a proven track record in commercial banking,” said, President and Chief Executive Officer James A. Hughes. “Ray has the experience and knowledge needed to grow our Commercial Banking division and he will be a complement to the Unity team.”

Mr. Kenwell has broad experience in the financial services industry, including positions of President and Chief Operating Officer of Universal Interlock Corporation, Executive Vice President and Division Head of Lending at United Trust Bank and Vice President of the Special Assets Group at National Westminster Bank.  Mr. Kenwell has also served in several lending capacities at Heritage Bank and Somerset Trust Company.

Mr. Kenwell earned a Bachelors of Science in Business Administration from King’s College in Wilkes-Barre, Pa in 1973.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $930 million in assets and $760 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 16 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.